EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-43369, No. 333-43371, No. 333-37331, No. 333-09447, No. 33-31538, No. 33-43210, No. 33-43211, No. 33-50465, No. 33-50467, No. 33-56219, No. 333-49722, No. 333-70280, No. 333-102041, No. 333-114767, No. 333-166426, No. 333-195731 and No. 333-237789 on Form S-8, and Registration Statement No. 333-236722 on Form S-3 of The New York Times Company of our reports dated February 25, 2021, with respect to the consolidated financial statements and schedule of The New York Times Company, and the effectiveness of internal control over financial reporting of The New York Times Company, included in this Annual Report (Form 10-K) for the fiscal year ended December 27, 2020.

/s/ Ernst & Young LLP
New York, New York
February 25, 2021